EXHIBIT 99.28

DATE:	June 18, 2009

TO:	Citadel Equity Fund Ltd. (“CEFL”)

FROM:	Wingate Capital Ltd. (“WING”)

RE:	CONFIRMATION OF PERFORMANCE COLLAR TRANSACTION

Dear Sir or Madam:

The purpose of this letter agreement (this “Confirmation”) is to confirm the terms and conditions of the Transaction entered into between WING and CEFL on the Trade Date specified below (the “Transaction”). This communication constitutes a “Confirmation” as referred to in the ISDA Master Agreement specified below.

This Confirmation hereby incorporates by reference the 2006 ISDA Definitions (the “Swap Definitions”), and in the 2002 ISDA Equity Derivatives Definitions (the “Equity Definitions”, and together with the Swap Definitions, the “Definitions”), in each case as published by the International Swaps and Derivatives Association, Inc., are incorporated into this Confirmation. In the event of any inconsistency between the Swap Definitions and the Equity Definitions, the Equity Definitions will govern. In the event of any inconsistency between either set of Definitions and this Confirmation, this Confirmation will govern.

This Confirmation evidences a complete and binding agreement between you and us as to the terms of the Transaction to which this Confirmation relates. Except as otherwise provided herein, this Confirmation (together with all other documents confirming transactions between them which contemplate that the parties will enter into an ISDA Master Agreement) shall be subject to and form a part of an agreement in the form of a 1992 ISDA Master Agreement together with the 1994 ISDA Credit Support Annex (Bilateral Form, subject to New York law) with the Paragraph 13 elections set forth in “Additional Provisions” below (the “CSA”) as if CEFL and WING had executed an agreement in such form (but without any Schedule) on the Effective Date of this Transaction, with the election of the following terms: (1) the laws of the State of New York as the governing law: (2) U.S. Dollars as the Termination Currency; and (3) for purposes of Section 6(e) of the Agreement, Market Quotation and Second Method will apply, (4) the following Additional Termination Event will apply with WING as the sole Affected Party: the NAV of WING’s Credit Support Provider as of any NAV Determination Date shall be less than USD 500,000,000, (5) the following Additional Termination Event will apply with CEFL as the sole Affected Party: the NAV of CEFL as of any NAV Determination Date shall be less than USD 2,000,000,000, (6) the CSA shall be a Credit Support Document with respect to CEFL and WING, and (7) the Guaranty of WING by Citadel Wellington LLC shall be a Credit Support Document with respect to WING (hereinafter the “Agreement”). The “NAV of CEFL” means an amount equal to the NAV of CEFL as of the applicable NAV Determination Date as determined by the Calculation Agent. The “NAV of WING’s Credit Support Provider” means an amount equal to the NAV of Citadel Wellington LLC as of the applicable NAV Determination Date as determined by the Calculation Agent. “NAV Determination Date” means the last calendar day of each month. “NAV” means total assets minus total liabilities (measured according to generally accepted accounting principles consistently applied).

In the event of any inconsistency between the provisions of the Agreement and this Confirmation, this Confirmation will prevail for the purposes of this Transaction.

The terms of the particular Transaction to which this Confirmation relates are as follows:

General Terms:

Trade Date:	June 18, 2009.

Effective Date:	June 18, 2009.

Scheduled Termination Date:	June 17, 2010.

Termination Date:	The earlier of (i) the Scheduled Termination Date, and (ii) the Optional Termination Date as of which the Notional Amount is zero (0).

Optional Early Termination:	This Transaction may be terminated in whole or in part by mutual agreement of the parties as of any Optional Termination Date.

Optional Termination Date:	The penultimate Business Day of each calendar month during the Term.

Calculation Agent:	Citadel Advisors LLC.

Business Days:	New York.

Reference Shares:	45,454,545 common shares of E*Trade Financial Corporation (ETFC).

Initial Exchange:

Initial Exchange Amount:
USD 475,312 (the “Preliminary Initial Exchange Amount”). The Preliminary Initial Exchange Amount was calculated by the Calculation Agent utilizing a fair market value with respect to the Reference Security of USD 1.10.

The Preliminary Initial Exchange Amount shall be subject to adjustment as follows:

As soon as reasonable practicable following the Trade Date the Calculation Agent shall solicit a fairness opinion as to the Preliminary Initial Exchange Amount from an internationally recognized expert in the valuation of the Reference Shares. The fairness opinion shall specify a range (the “Fairness Exchange Amount Range”) within which the Initial Exchange Amount must fall in order to be subject to such fairness opinion.

(a) If the Preliminary Initial Exchange Amount is within the Fairness Exchange Amount Range, the Preliminary Initial Exchange Amount shall be the Initial Exchange Amount with respect to this Transaction.

(b) If the Preliminary Initial Exchange Amount is not within the Fairness Exchange Amount Range, the Calculation Agent shall adjust the Preliminary Initial Exchange Amount by an amount (which may be a positive or negative amount) (the “Exchange Adjustment Amount”) equal to the amount required such that the aggregate of the Preliminary Initial Exchange Amount and the Exchange  Adjustment Amount (the “Adjusted Preliminary Initial Exchange Amount”) is an amount equal to the median of the Fairness Exchange Amount Range, and the Adjusted Preliminary Initial Exchange Amount shall be the Initial Exchange Amount with respect to this Transaction.

Initial Exchange Amount Payer:	WING.

Initial Exchange Date:	June 18, 2009.

Performance Collar Payment Amounts:

Final Price:	With respect to a Valuation Date, the closing price of the Reference Shares on the Relevant Exchange.

Relevant Exchange:	NASDAQ.

WING Payment Amount:
With respect to  a Payment Date,  if as  of the Valuation Date related to such Payment Date, (1) the Final Price is greater than the WING Reference Price, the WING Payment Amount shall be the product of (i) the Notional Amount, and (ii) the difference between (a) the Final Price, and (b) the WING Reference Price, or (2) the Final Price is less than or equal to the WING Reference Price, the WING Payment Amount shall be zero (0).

WING Reference Price:	USD 1.32.

WING Notional Amount:	USD 60,000,000.

CEFL Payment Amount:
With respect to a Payment Date, if as of the Valuation Date related to such Payment Date, (1) the Final Price is less than the CEFL Reference Price, the CEFL Payment Amount shall be the product of (i) the Notional Amount, and (ii) the difference between (a) the CEFL Reference Price, and (b) the Final Price, or (2) the Final Price is greater than or equal to the CEFL Reference Price, the CEFL Payment Amount shall be zero (0).

CEFL Reference Price:	USD 1.045.

CEFL Notional Amount:	USD 47,500,000.

Valuation Dates:	The penultimate Business Day of each calendar month during the Term, and the Termination Date.

Payment Dates:	Three Business Days following each Valuation Date.

Additional Provisions:

Share Adjustments:

Method of Adjustment:	Calculation Agent Adjustment

Extraordinary Events:

Consequences of Merger Events:

Share-for-Share:	Calculation Agent Adjustment

Share-for-Other:	Calculation Agent Adjustment

Share-for-Combined:	Calculation Agent Adjustment

Tender Offer:	Applicable

Consequences of Tender Offers:

Share-for-Share:	Calculation Agent Adjustment

Share-for-Other:	Calculation Agent Adjustment

Share-for-Combined:	Calculation Agent Adjustment

Tender Offers:
Applicable; provided that Section 12.1(d) of the Equity Definitions is hereby amended by (a) replacing “10%” with “or equal to 50%” in the third line thereof and (b) adding “, or of the outstanding Shares,” before “of the Issuer” in the fourth line thereof. Sections 12.1(e) and 12.1(1)(ii) of the Equity Definitions are hereby amended by adding “or Shares, as applicable,” after “voting shares”

Calculation Agent Adjustment:
(a) The definition of “Calculation Agent Adjustment” in Sections 12.2 and 12.3 of the Equity Definitions shall be amended by deleting clause (ii) thereof and replacing it with “(ii) if the Calculation Agent determines that no adjustment that it could make under (i) will produce a commercially reasonable result, notify the parties that the relevant consequence shall be the cancellation of the portion of the Transaction represented by Affected Shares, in which case “Partial Cancellation and Payment” will be deemed to apply and any payment to be made by one party to the other shall be calculated in accordance with Section 12.7.

Composition of Combined Consideration:	Not Applicable

Nationalization, Insolvency or Delisting:	Negotiated Close-out

Additional Disruption Events:

Change in Law:	Applicable

Section 12.9(a)(ii) of the Equity Definitions is replaced in its entirety by the words:

“‘Change in Law’ means that, on or after the Trade Date of this Transaction (A) due to the adoption of or any change in any applicable law or regulation (including, without limitation, any tax law), or (B) due to the promulgation of or any change in the interpretation by any court, tribunal or regulatory authority with competent jurisdiction of any applicable law or regulation (including any action taken by a taxing authority), the Calculation Agent determines in good faith that it has become illegal for a party to this Transaction to hold, acquire or dispose of Hedge Positions relating to such Transaction, provided that this Section 12.9(a)(ii) shall not apply if the Calculation Agent determines that such party could have taken reasonable steps to avoid such illegality

Section 12.9(b)(i) of the Equity Definitions is hereby amended by (i) inserting the words “or partially terminate the portion of the Transaction represented by Shares affected by the Change in Law” after the word “terminate” in the third line thereof, (ii) inserting the words “or partial termination” following the word ‘‘termination” in the fourth line thereof, (iii) the insertion of the words “or relevant portion thereof after the word “Transaction” in the fifth line thereof.

Insolvency Filing:	Not Applicable

Hedging Disruption:	Not Applicable

Increased Cost of Hedging:	Not Applicable

Loss of Stock Borrow:	Not Applicable

Increased Cost of Stock Borrow:	Not Applicable

Determining Party:	Calculation Agent

Non-Reliance:	Applicable

Agreements and Acknowledgments Regarding Hedging Activities:	Applicable

Additional Acknowledgments:	Applicable

Additional Provisions:

CSA - Paragraph 13 Elections

(i)
The parties intend that each party secure its obligations to the other pursuant to the Agreement and this Confirmation (the “Obligations”). The Pledgor hereby pledges to the Secured Party as security for its Obligations and grants the Secured Party a first priority continuing security interest in, lien on and right of set-off against all collateral, margin or other property transferred or delivered to Secured Party hereunder (subject to the provisions of the Communications Act and the rules and regulations of the Federal Communications Commission). For purposes of the Agreement and this Transaction, the following elections shall be deemed to constitute a Paragraph 13 - Elections and Variables for purposes of the CSA:

(ii)	Valuation Agent shall mean the Calculation Agent;

(iii)	Eligible Collateral and Valuation Percentage:

Cash @ 100%

(iv)	Threshold shall mean, with respect to each of the parties, zero;

(v)	Minimum Transfer Amount shall mean: USD 250,000;

(vi)	Independent Amount shall mean, with respect to CEFL zero; and with respect to WING zero;

(vii)	Delivery Amount and Return Amount will be rounded up and down to the nearest integral multiple of U.S.$10,000, respectively, or to the nearest multiple of USD 1, if no Transactions are outstanding;

(viii)	Valuation Date shall mean the penultimate Business Day of each calendar month during the Term;

(ix)	Valuation Time means the close of business on the Local Business Day before the Valuation Date;

(x)	Notification Time means 11:00 a.m., New York time, on a Local Business Day;

(xi)
Eligibility to Hold and Use Posted Collateral: CEFL and WING will be entitled to hold Posted Collateral itself or through a Custodian pursuant to Paragraph 6(b), and the provisions of Paragraph 6(c) will apply to CEFL and WING;

(xii)	Interest Rate means the rate per annum equal to the overnight Federal Funds Rate as reported in the Federal Reserve’s weekly statistical release designated H.15(519) (or any successor publication).

Please confirm that the foregoing correctly sets forth the terms of our agreement by executing this Confirmation and returning it to us by facsimile transmission.

Yours sincerely,

Wingate Capital Ltd.
By: Citadel Advisors LLC, its Portfolio Manager

By: /s/ John Nagel
Name: John Nagel
Title: Authorized Signatory

Accepted and confirmed as
of the Trade Date written above:

Citadel Equity Fund Ltd.
By: Citadel Advisors LLC, its Portfolio Manager

By: /s/ John Nagel
Name: John Nagel
Title: Authorized Signatory